EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FIRST QUARTER 1998

(1) The Company is currently targeting the development of projects in the Mid-Atlantic area. The company has entered into an exclusive letter of intent to negotiate the terms of a fly ash supply agreement to process and market up to 268,000 tons of fly ash in the Mid-Atlantic area.

(2) Separation Technologies' Financial Statements through March 31, 1998.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                 March 31, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,905
    Less: Accumulated depreciation                   1,433
          Total fixed Assets                         1,472
Current Assets:
    Cash and cash equivalents                          904
    Accounts Receivable, net                           595
    Inventories                                          6
    Prepaid Expenses and Other                          33
          Total Current Assets                       1,538
Other Assets:
    Restricted Cash                                    429
    Investment in ProAsh                                87
    Acquired Intangibles                               225
    Patents and acquired Technology                    488
          Total Other Assets                         1,229
TOTAL ASSETS                                        $4,239

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                              (96)
    Additional Paid-in-Capital                      13,945
    Deficit accumulated during development         (13,102)
          Total Stockholders' Equity                   800
Long Term Liabilities:
    Notes Payable to EUA Energy and Other            2,467
    Capital Leases                                      17
          Total Long Term Liabilities                2,484
          Total Capitalization                       3,284
Current Liabilities:
    Accounts Payable                                   417
    Notes and Leases Payable                            82
    Accrued Expenses and Deferred Revenue              456
          Total Current Liabilities                    955
TOTAL LIABILITIES AND EQUITY                        $4,239


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                      For the Three Months Ended March 31, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $585      $585
Cost of Revenues                             183       183
          Gross Profit                       402       402

Operating Expenses:
    Engineering, Research and Development    263       263
    Sales and Marketing Expenses              63        63
    General and Administrative Expenses      383       383
          Total Operating Expenses           709       709
Operating Income (Loss)                     (307)     (307)
Interest Charges                              83        83
Other Income/(Expense)                        (1)       (1)
Pre-tax Net Income (Loss)                  ($391)    ($391)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended March 31, 1998
                                    (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($391)
    Depreciation & Amortization                        193
    Other                                              151
    Change in Current Assets and Liabilities:
        Accounts Receivable                            173
        Accounts Payable                                70
        Other Current Assets and Liabilities           (16)
    Net Operating Activities                           180

Investing Activities:
          Capital Expenditures                        (353)
          Investment in ProAsh                          52
          Net Investing Activities                    (301)

Financing Activities:
          Increase in Notes and Leases                 (28)
          Purchase of Common Stock options              11
          Net Financing Activities                     (17)

Net (decrease) in cash and cash equivalents           (138)
Cash and cash equivalents at December 31, 1997        1,042
Cash and cash equivalents at March 31, 1998             904